Exhibit 99.1

UPDATE — International Land Alliance, Inc. Announces Letter to Shareholders

Press Release | 04/30/2019

SAN DIEGO, April 30, 2019 (GLOBE NEWSWIRE) — International Land Alliance, Inc. (OTCQB: ILAL) a land investment and development firm, today issued a letter to shareholders:

Dear Fellow Shareholder,

As you may be aware, we recently effectuated our public listing and are now trading under the symbol ILAL on the OTCQB exchange. We are excited about our recent public listing because we believe that the public markets will give us the opportunity and the access to capital necessary to execute our vision for this business. Since this is my first public correspondence, I think it’s appropriate to provide a brief overview of our business before laying out my vision for the future.

Currently, International Land Alliance owns a total of four different real estate development properties consisting of nearly 600 acres of land. These properties are all located in southern California or Northern Baja California, Mexico, and once fully developed, the properties could potentially yield 1,510+ residential lots and 11 commercial lots, all which we intend to sell. To date, we have spent approximately $5.4 million buying land and developing land that we’ve purchased. Those same assets have recently been appraised at $16.4 million, which represents an increase of more than 300% in value. If we’re able to successfully achieve our goal of developing and selling all of these properties, we anticipate increased revenues over the next 12 months.

All of our properties are developed and sold in multiple phases, typically over a period of 3 to 5 years. We anticipate that our current portfolio of properties will begin to generate significant revenue within the next 90 days with a goal of achieving profitability by year end.

Taking each of our properties in turn below is more detailed overview of each asset.

Oasis Park Resort

Oasis Park Resort is our flagship property, consisting of a 497-acre master-planned beachfront community with picturesque mountain views, located just south of San Felipe, Baja California on the Sea of Cortez, one of the world’s most prolific salt-water habitats. We have approvals to sell up to 1,344 residential home sites approximately ¼-acre each with starting prices of $49,000. In addition to residential lots, there is a planned boutique hotel, timeshare/vacation club, special commercial center and nautical center with boat launch and fishing marina. The Oasis Park Resort is a self-contained solar powered green community that takes advantage of the advances in solar power and green technology. The Company started residential lot pre-sales in Phase I in the second quarter of 2015 and broke ground in May 2016. A recent appraisal valued the Oasis Park Resort at $10.5 million.

It’s worth noting that within the next 30 days, we will be making a structural change to the manner in which we hold title to all of properties in Northern Baja California, starting with the 497 acres of the Oasis Park Resort. This change is being be undertaken with the advice of counsel, and will allow our financial statements to more accurately reflect the Company’s ownership of Oasis Park Resort, as well as sales and expenses associated therewith, followed by Villas del Enologo and Valle Divino.

Valle Divino

Valle Divino is the Company’s 20 acre-parcel (123 residential lots and 3 commercial lots) located in Ensenada roughly 50 miles south of San Diego with starting prices at $35,000. Valle Divino is part of a 1,250-acre master planned residential community overlooking the internationally renowned Bajamar Ocean Front Hotel and Golf Course and the Pacific Ocean.

Valle Divino also sits on western edge of the Guadalupe Valley, Baja’s premier wine region with over 200 wineries. In preparation for our groundbreaking and pre-sales in the third quarter of 2019, we are conducting a “Test Vineyard”. A Test Vineyard is planted in an effort to see how different grape varieties grow in the same location. The Company has engaged the same team from the vineyard at Rancho Tecate to oversee the testing and planting.

Villas Del Enologo

Villas Del Enologo at Rancho Tecate is a 2.6 Acre Parcel within the prestigious Rancho Tecate. It is a planned 24 -2B/2B Vineyard Villas with private wine cellar. Second Phase -an additional 22 Vineyard Villas with starting lot prices at $69,000. The Rancho Tecate Resort is a 1,500-acre master planned resort in Tecate, Baja California (also known as the “Palm Springs of the South”), located just 7 miles south of the US-Mexico Border and just north of the Guadalupe Valley, the premier wine region in all of Mexico with over 100 wineries and growing. The Rancho Tecate Resort includes 1,400 home sites, renowned restaurant, hotel with conference facilities, and equestrian –all surrounding lush vineyard landscape. The Company broke ground on the project in the first quarter of 2018. A recent appraisal valued the Tecate property at $1.5 million.

Emerald Grove Estates

On March 18, 2019, the Company closed on a purchase of 80 acre, the Emerald Grove Estates, and an 8,000 square foot event facility, the Chateau at Emerald Grove, in the wine country in Southern California for $1.1 million. The Company has entered into a 3-year lease with future plans of development. A recent appraisal valued the property at $2.1 million.

The Future

I am extremely pleased with the current portfolio of assets we have accumulated and I believe our management team has the experience and expertise to build and sell every acre. As we look to the future, I intend to grow our business through mergers and acquisitions and the consummation of joint venture relationships. We are looking to become the preeminent provider of sustainable lifestyle housing for U.S. and Canadian retirees in Northern Baja California.

We are hard at work building a robust organization with a lucrative portfolio of assets that we hope will drive shareholder value. I appreciate your support as we move forward with continued focus and conviction. I want to personally thank you for being a shareholder.

Regards,

Roberto Valdes
President & CEO

CONTACT:

Jason Sunstein, Vice President
Direct: (858) 692-2677
Skype: Jason.Sunstein1
E-mail: jason@ila.company

Safe Harbor Statement

The press release may include certain statements that are not descriptions of historical facts but are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “projects,” or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectation and actual results may vary (perhaps materially) from certain of the results anticipated herein.